IntelGenx and Tetra Bio-Pharma Announce the Signing of a
Definitive Agreement for the Development and
Commercialization of a Dronabinol XL Tablet

SAINT LAURENT, QUEBEC - (April 3, 2017) –IntelGenx Corp. (“IntelGenx”) (TSXV: IGX) (OTCQX: IGXT) and Tetra Bio-Pharma Inc. (“Tetra”) (CSE: TBP) (OTCPINK: GRPOF), today announced the signing of a definitive agreement for the development and commercialization of a drug product containing the cannabinoid Dronabinol (the “Product”) for the management of anorexia and cancer chemotherapy-related pain. This definitive agreement follows the binding term sheet between the two companies that was announced on February 9, 2017.

Pursuant to the definitive agreement, Tetra has exclusive rights to sell the Product in North America, with a right of first negotiation for territories outside of the United States and Canada. Tetra will make an upfront payment to IntelGenx, in addition to set future milestone and royalty payments, based on the completion of an efficacy study, approvals from the U.S. Food and Drug Association (“FDA”) and Health Canada, and the commercial launch of the Product. IntelGenx will be responsible for the research and development of the Product, including clinical studies, and will develop the product as an oral mucoadhesive tablet based on its proprietary AdVersa® controlled-release technology. Tetra will be responsible for funding the product development, and will own and control all regulatory approvals, including the related applications, and any other marketing authorizations. Tetra will also be responsible for all aspects of commercializing the Product.

“The U.S. cancer pain market is expected to reach $5 billion in 2018, and the quick growing medical cannabis industry is poised to capture a signature portion of that opportunity,” said Dr. Horst G. Zerbe, President and CEO of IntelGenx. “We are pleased to be working with Tetra to bring this much-needed cannabinoid product to North American patients suffering from anorexia and cancer chemotherapy-related pain.”

“We are pleased to announce the signing of the definitive agreement with IntelGenx and look forward to working very hard with them to bring this much-needed product to patients suffering from cancer pain,” said Andre Rancourt, CEO of Tetra. “The execution of this agreement is just the beginning for Tetra as we look forward to aggressively concluding future agreements as we build a leading bio-pharmaceutical organization focused on developing medicinal cannabis as pharmaceutical drugs.”

Background Information

There are many clinical problems associated with the use of currently available form of Dronabinol in patients with anorexia and cancer chemotherapy-related pain. It has been demonstrated that psychoactive drugs exert their euphoria, and other psychoactive effects, when the blood levels of the drug rapidly increase. The pharmacokinetic profile of tetrahydrocannabinol (“THC”) and its metabolite increases the abuse potential of cannabinoids like Dronabinol. The significant advantage of an oral mucoadhesive tablet based on IntelGenx’ proprietary AdVersa® controlled-release technology is that it can be adjusted to achieve a predetermined drug release pattern by increasing the residence time, promoting intimate contact with the mucosal tissue and increasing the bioadhesive properties of the dosage form. It is believed that, by deploying this technology in the controlled-release of THC, a longer time release of the drug will be achieved and, thereby, a rapid increase in the blood will be avoided. There will also potentially be improved bioavailability and reduced gastro-intestinal side effects, making a sustained-release THC product a promising alternative in the battle for the reduction of opioids in patients with chronic pain.

About Tetra Bio Pharma

Tetra Bio Pharma is a multi-subsidiary publicly traded company (CSE: TBP) (OTCPINK: GRPOF) engaged in the development of Bio Pharmaceuticals and Natural Health Products containing Cannabis and other medicinal plant based elements.

Tetra Bio Pharma is focused on combining the traditional methods of medicinal cannabis use with the supporting scientific validation and safety data required for inclusion into the existing bio pharma industry by regulators physicians and insurance companies. More information is available about the company at: www.tetrabiopharma.com.

About IntelGenx

IntelGenx is a leading oral drug delivery company primarily focused on the development and manufacturing of innovative pharmaceutical oral films based on its proprietary VersaFilm™ technology platform. Established in 2003, the Montreal-based company is listed on the TSX-V and OTC-QX.

IntelGenx highly skilled team provides comprehensive pharmaceuticals services to pharmaceutical partners, including R&D, analytical method development, clinical monitoring, IP and regulatory services. IntelGenx state-of-the art manufacturing facility, established for the VersaFilm™ technology platform, supports lab-scale to pilot and commercial-scale production, offering full service capabilities to our clients. More information is available about the company at: www.intelgenx.com.

Forward-Looking Statements

This document may contain forward-looking information about IntelGenx' operating results and business prospects that involve substantial risks and uncertainties. Statements that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. These statements include, but are not limited to, statements about IntelGenx' plans, objectives, expectations, strategies, intentions or other characterizations of future events or circumstances and are generally identified by the words "may," "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "could," "would," and similar expressions. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. Because these forward-looking statements are subject to a number of risks and uncertainties, IntelGenx' actual results could differ materially from those expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed under the heading "Risk Factors" in IntelGenx' annual report on Form 10-K, filed with the United States Securities and Exchange Commission and available at www.sec.gov, and also filed with Canadian securities regulatory authorities and www.sedar.com. IntelGenx assumes no obligation to update any such forward-looking statements.

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange), nor the OTCQX accepts responsibility for the adequacy or accuracy of this release.

Source: IntelGenx Technologies Corp.
For more information, please contact:
Stephen Kilmer
Investor Relations
(514) 331-7440 ext 232
stephen@intelgenx.com

Andre Godin, CPA, CA
Executive Vice-President and CFO
(514) 331-7440 ext 203
andre@intelgenx.com